Exhibit 99.2

            110 MEDIA GROUP, INC. TO PARTNER WITH I.BROADCAST, INC.

Melville, NY - July 12, 2004 - 110 Media Group, Inc. (OTC Bulletin Board: OTEN) today announced that it has signed an agreement with i.Broadcast Inc., a developer and provider of content and technology products, whereby i.Broadcast will utilize 110 Media Group's sales and distribution network to market its vast products and media content for adult entertainment websites.

The i.Broadcast product line contains popular streaming video content in many niches and is popular among adult webmasters. Until now i.Broadcast has relied almost exclusively on partner referrals for new business. 110 Media Group and i.Broadcast will share in the revenues generated through 110 Media Group's sales efforts.

"i.Broadcast's services have a history of success. Although our own products and services are just starting to hit the market, it makes perfect sense for us to take an active role to distribute i.Broadcast's product to the target market we are going after ourselves", commented Ray Barton, 110 Media Group's CEO.

The high quality packages including almost 100,000 channels of streaming video organized in easy to install website plug-ins will be added to 110 Media Group's current offerings of Brazilian based video content and DVD's and will be sold by 110 Media Group's in-house sales team through traditional business-to-business strategies.

About 110 Media Group, Inc.

110 Media Group, Inc. specializes in the distribution of electronic based media focusing on the adult entertainment industry. The company's content is currently available to U.S. households through Web sites, DVDs and Video-on-Demand (VOD) services. The company has distribution agreements with the country's top adult industry VOD and DVD distributors. In addition, we distribute content directly to consumers via a series of high end subscription based consumer sites.

About i.Broadcast, Inc.

i.Broadcast, Inc. strives to provide Adult Webmasters with products of the highest quality and value at an affordable price. The company provides live interactive video services as well as recorded, on demand video streams numbering in the thousands which can easily be added to any adult entertainment site. The company has recently expanded our product line to include image galleries, video sales, and more.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This press release includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on 110 Media Group, Inc. management's current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to Dominix, Inc. as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. These forward-looking statements may relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact. Further information on risks or other factors that could affect 110 Media Group, Inc. results of operations is detailed in its filings with the United States Securities and Exchange Commission available at:
(http://www.sec.gov).

  Contact:  110 Media Group Inc.
            Tim Schmidt
            tschmidt@110mediagroup.com
            631-385-0007